Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Daily Income Trust:

We consent to the use of our report dated April 1, 2011, with respect to the financial statements of SEI Daily Income Trust comprising the Money Market Fund, Government Fund, Government II Fund, Prime Obligation Fund, Treasury Fund, Treasury II Fund, Short-Duration Government Fund, Intermediate-Duration Government Fund, GNMA Fund and Ultra Short Duration Bond Fund (formerly, Ultra Short Bond Fund), as of January 31, 2011, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and under the heading, “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 31, 2011